Exhibit 99.1

Contacts:

Investors:
Dean Schorno
Genomic Health
650-569-2281
investors@genomichealth.com

Media:
Emily Faucette
Genomic Health
650-569-2824
media@genomichealth.com

Genomic Health Announces Third Quarter 2011 Financial Results and Business
Progress

Product Revenue Increased 13% Compared with Prior Year; Company Raises 2011 Earnings Guidance

Established Medicare Coverage for Oncotype DX® Colon Cancer Test and First European Public Reimbursement for Oncotype DX Breast Cancer Test in Ireland

Positive DCIS Results Accepted for Oral Presentation at San Antonio Breast Cancer Symposium; 16 Abstracts Accepted

Conference Call Today at 4:30 p.m. ET

REDWOOD CITY, Calif.,  November 1, 2011 – Genomic Health, Inc. (Nasdaq: GHDX) today reported financial results and business progress for the quarter ended September 30, 2011.

Total revenue increased to $52.1 million in the third quarter of 2011, compared with $46.3 million in the third quarter of 2010.  Product revenue was $51.7 million in the third quarter of 2011, an increase of 13 percent, compared with $45.8 million in the third quarter of 2010.

Net income was $3.2 million in the third quarter of 2011, compared with net income of $3.7 million in the third quarter of 2010.  Basic net income per share was $0.11 and diluted net income per share was $0.10 in the third quarter of 2011, compared with basic net income per share of $0.13 and diluted net income per share of $0.12 in the third quarter of 2010.

“In the third quarter we delivered strong financial results highlighted by continued topline growth, and were pleased to announce Medicare’s decision to cover the Oncotype DX® colon cancer test,” said Kim Popovits, President and Chief Executive Officer of Genomic Health. “We have built a solid foundation designed to deliver future growth through international expansion, the planned launch of the Oncotype DX DCIS Score and the advancement of our colon, prostate and next generation cancer diagnostics.”

Total operating expenses for the third quarter of 2011 were $48.7 million, including cost of product revenues of $9.2 million, compared with total operating expenses for the comparable period in 2010 of $42.9 million, including cost of product revenues of $8.9 million.  Included in operating expenses for the third quarter of 2011 were non-cash charges of $4.7 million, including $2.9 million of stock-based compensation expense and $1.8 million of depreciation and amortization expenses, compared with non-cash charges for the same period in 2010 of $4.5 million.

In the third quarter of 2011, more than 16,890 Oncotype DX test results were delivered, an increase of 15 percent, compared with 14,730 test results delivered in the third quarter of 2010.

Financial Results for Nine Months Ended September 30, 2011

Total revenue for the nine months ended September 30, 2011 was $152.7 million, compared with $131.0 million for the first nine months of 2010.  Product revenue for the nine months ended September 30, 2011 was $151.6 million, compared with $128.6 million for the first nine months of 2010, an increase of 18 percent.

Net income was $5.3 million for the nine months ended September 30, 2011, compared with net income of $2.6 million for the first nine months of 2010.  Basic net income per share was $0.18 and diluted net income per share was $0.17 for the nine months ended September 30, 2011, compared with basic and diluted net income per share of $0.09 for the first nine months of 2010.

Cash and cash equivalents and investments in marketable securities at September 30, 2011 were $87.4 million compared with $76.8 million at December 31, 2010.

Financial Guidance Update

“Due to ongoing strength and leverage in our business, continued reimbursement success, and an amendment to a PCR licensing arrangement, we are raising our full year 2011 net income guidance from $3-$5 million to approximately $8 million,” said Dean Schorno, Chief Financial Officer of Genomic Health.

Quarterly Highlights

Oncotype DX Breast Cancer Commercial Progress

•                  Established reimbursement contract with the Irish HSE National Cancer Control Programme, the country’s public insurer covering approximately half the population of Ireland.  This coverage for lymph-node-negative, estrogen receptor-positive breast cancer patients makes Ireland the first European country to provide full public reimbursement for the Oncotype DX breast cancer test.

•                  Expanded reimbursement in the United Kingdom to include all major private payers, representing 15 percent of the country’s population or approximately 10 million lives.

•                  Established first reimbursement contract in France at a hospital in Clermont Ferrand.

•                  Established distribution agreements to provide Oncotype DX in Argentina and Uruguay.

•                  Completed decision impact studies in Australia and British Columbia.

Oncotype DX Colon Cancer Commercial Progress

•                  Palmetto GBA, the designated national contractor for the Oncotype DX colon cancer test, established a formal coverage policy for all Medicare patients effective September 18, 2011.

•                  On track to deliver MMR testing for recurrence risk to stage II colon cancer patients and physicians by year-end.

•                  Completed laboratory analysis of our gene identification study to predict the benefit of oxaliplatin chemotherapy in stage II and III colon cancer patients, using samples from the landmark NSABP C-07 study.

Product Pipeline, Peer-Reviewed Publications and Medical Meeting Presentations

•                  Sixteen abstracts accepted for presentation at the upcoming San Antonio Breast Cancer Symposium  December 6-10, including complete results from the DCIS clinical validation study; multiple international studies reporting on the impact of Oncotype DX on changing treatment decisions and cost effectiveness in the United Kingdom, Germany, France, Ireland, Japan, Australia, Israel, Singapore, and Hungary; and the first clinical biomarker discovery study using next generation sequencing technology in fixed paraffin embedded tissue.

•                  Results from five studies in breast and colon cancers presented at the 2011 European Multidisciplinary Cancer Congress.

•                  Researchers from Israel reported on use of the Oncotype DX breast cancer test in over 1,800 patients with node-negative breast cancer and described a wide range of Recurrence Score® biology across patient age, tumor size, and tumor grade.  These results, presented at the ASCO Breast Cancer Symposium in September, reconfirmed that the underlying biology revealed by the Recurrence Score result could not be predicted from the traditional clinical and pathologic factors.

•                  The Journal of Clinical Oncology published results of a meta-analysis of 1,735 patients from the landmark NSABP B-14 and ATAC breast cancer trials that demonstrated combining the Oncotype DX breast cancer Recurrence Score with traditional pathology and clinical measures (RSPC) can supplement the assessment of recurrence risk.

•                  The Journal of Clinical Oncology published results from the NSABP B-14 study of patients randomized to surgery alone, that demonstrated the value of the Oncotype DX quantitative estrogen receptor (ER) result as a predictor of tamoxifen benefit.

•                  On track to finalize  prostate cancer assay parameters and algorithm with the goal of initiating a large clinical validation study in 2012.

Conference Call Details

To access the live conference call today, November 1 at 4:30 p.m. Eastern Time via phone, please dial (877) 303-7208 from the United States and Canada or +1(224) 357-2389 internationally.  Please dial in approximately ten minutes prior to the start of the call.  A telephone replay will be available beginning approximately two hours after the call through November 8, and may be accessed by dialing (855) 859-2056 from the United States and Canada or +1(404) 537-3406 internationally. The replay passcode is 19902340.

To access the live and subsequently archived webcast of the conference call, go to the Investor Relations section of the company’s website at http://investor.genomichealth.com/events.cfm. Please connect to the web site at least 15 minutes prior to the call to allow for any software download that may be necessary.

About Genomic Health

Genomic Health, Inc. (NASDAQ: GHDX) is a molecular diagnostics company focused on the global development and commercialization of genomic-based clinical laboratory services that analyze the underlying biology of cancer allowing physicians and patients to make individualized treatment decisions.  Its lead product, the Oncotype DX breast cancer test, has been shown to predict the likelihood of chemotherapy benefit as well as recurrence in early-stage breast cancer.  In addition to this widely adopted test, Genomic Health provides the Oncotype DX colon cancer test, the first multigene expression test developed for the assessment of risk of recurrence in patients with stage II disease.  As of September 30, 2011, more than 10,000 physicians in over 60 countries had ordered more than 230,000 Oncotype DX tests.  Genomic Health has a robust pipeline focused on developing tests to optimize the treatment of prostate and renal cell cancers, as well as additional stages of breast and colon cancers.  The company is based in Redwood City, California with European headquarters in Geneva, Switzerland.  For more information, please visit www.genomichealth.com.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements relating to the company’s 2011 third quarter and annual results; the company’s belief that it has built a solid foundation designed to deliver future growth, as well as its belief that its expansion, investment, pipeline and business strategy will drive future growth; the company’s beliefs regarding its  revised 2011 net income guidance; the company’s belief that it is on track to launch tests for DCIS and MMR by the end of 2011 and to initiate a clinical validation study of its prostate cancer test currently in development in 2011; the attributes and focus of the company’s product pipeline, including the prospects for its next generation cancer diagnostic programs; and the ability of the company’s tests to impact clinical practice. Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially, and reported results should not be considered as an indication of future performance. These risks and uncertainties include, but are not limited to: our ability to increase usage of our tests; the risk that we may not obtain or maintain sufficient levels of reimbursement for our existing tests and any future tests we may develop, both domestically and abroad; our success in retaining current contracts or levels of reimbursement coverage for our tests; the risks and uncertainties associated with the regulation of our tests by the FDA and other agencies abroad; our ability to compete against third parties; our ability to develop and commercialize new tests and the timing thereof; unanticipated costs or delays in research and development efforts; our ability to successfully commercialize our products outside of the U.S.; our ability to obtain capital when needed; our ability to leverage our existing  infrastructure and generate net income while continuing to invest in future growth drivers; our history of operating losses; fluctuations in levels of growth; the results of clinical studies; the applicability of clinical study results to actual outcomes; and the other risks set forth in the company’s filings with the Securities and Exchange Commission, including the risks set forth in the company’s Quarterly Report on Form 10-Q for the period ended June 30, 2011. These forward- looking statements speak only as of the date hereof. Genomic Health disclaims any obligation to update these forward-looking statements.

NOTE: The Genomic Health logo, Oncotype, Oncotype DX and Recurrence Score are trademarks or registered trademarks of Genomic Health, Inc. All other trademarks and service marks are the property of their respective owners.

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Genomic Health, Inc.

Condensed Consolidated Statements of Operations

(in thousands, except per share amounts)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2011	2010	2011	2010
	(Unaudited)		(Unaudited)

REVENUES:
Product revenues	$51,661	$45,773	$151,611	$128,553
Contract revenues	397	544	1,102	2,432
Total revenues	52,058	46,317	152,713	130,985

OPERATING EXPENSES:
Cost of product revenues	9,195	8,853	26,480	25,927
Research and development	9,611	8,180	29,582	23,953
Selling and marketing	20,157	17,336	61,220	52,868
General and administrative	9,696	8,561	29,904	25,640
Total operating expenses	48,659	42,930	147,186	128,388

Income from operations	3,399	3,387	5,527	2,597

Interest income	77	55	217	174
Other income (expense), net	(113)	13	(191)	14

Income before income taxes	3,363	3,455	5,553	2,785

Income tax expense (benefit)	138	(215)	266	182

Net income	$3,225	$3,670	$5,287	$2,603

Basic net income per share	$0.11	$0.13	$0.18	$0.09
Diluted net income per share	$0.10	$0.12	$0.17	$0.09

Shares used to compute basic net income per share	29,491	28,832	29,311	28,784
Shares used to compute diluted net income per share	30,808	29,584	30,661	29,625

Genomic Health, Inc.

Condensed Consolidated Balance Sheets

(in thousands)

	As of
	September 30,	December 31,
	2011	2010
	(Unaudited)

Cash and cash equivalents	$38,281	$31,183
Short-term investments	40,278	45,635
Accounts receivable, net	22,646	14,306
Prepaid expenses and other current assets	7,040	6,541
Total current assets	108,245	97,665

Long-term investments	8,835	—
Property and equipment, net	9,551	10,345
Restricted cash	113	608
Other assets	4,335	2,243
Total assets	$131,079	$110,861

Accounts payable	$2,722	$3,968
Accrued expenses and other current liabilities	18,322	16,305
Deferred revenues	1,788	2,821
Other liabilities	1,356	1,657
Stockholders’ equity	106,891	86,110
Total liabilities and stockholders’ equity	$131,079	$110,861

The condensed consolidated balance sheet at December 31, 2010 has been derived from the audited consolidated financial statements at that date included in the Company’s Form 10-K for the fiscal year ended December 31, 2010.